UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report March 26, 1999

                       DATAMARINE INTERNATIONAL, INC.
           (Exact name of registrant as specified in its charter)

                                   0-8936
                          (Commission File Number)

         Massachusetts                           04-2454559
   (State of Incorporation)       (I.R.S. Employer Identification Number)

             7030 220th SW, Mountlake Terrace, Washington 98043
                  (Address of principal executive offices)

                                (425)771-2182
            (Registrant's telephone number, including area code)


Item 5. Other Events

On December 19, 1995 Datamarine International, Inc. (the "Company") completed a private placement issuance of $2,000,000 in Subordinated Convertible Debentures (the "Debentures") with Alta Subordinated Debt Partners III (the "Lender"), originally due December 19, 2000.

On November 24, 1997 the Company received notice from the Lender of an alleged violation of certain covenants related to the Debenture Purchase Agreement dated December 19, 1995. The alleged violations related to loans in the form of subordinated short term notes (the "Notes") made to the Company during September 1997 by a group of individuals including an officer and a director of the Company (see Forms 8-K filed September 22, 1997 and January 15, 1998). The alleged default was based on a breach of financial covenants concerning additional debt, and was not based on the particular terms of the Notes, nor was it payment-related. The Lender claimed that an event of default had occurred, that the default had remained uncured for more than thirty days, and that the Debentures were immediately due and payable. Management of the Company believed that it had obtained the consent of the Lender and did not agree with the claims made by the Lender.

On February 24, 1998 the Company and the Lender reached a tentative agreement to modify certain provisions of the Debentures, which was memorialized in a term sheet. That agreement was reached in order to resolve the Lender's November 24, 1997 claims. The new terms changed the maturity date of the Debentures from December 19, 2000 to February 19, 1999, deferred all interest payments on the Debentures until February 19, 1999 and required the Company to issue to the Lender on February 19, 1999 approximately 175,600 common shares of the Company. These common shares are the shares that the lender is otherwise entitled to receive upon conversion of the convertible preferred stock component of the Debentures.

The February 24, 1998 modifications set forth in the term sheet were executed by both parties, and were subject to satisfaction of certain conditions including the execution of final documents at a later date. On July 10, 1998 the Company executed final documents prepared by the Lender's counsel (the "Amendments"). The Company believed that it had complied with the terms of the Amendments demanded by the Lender and that an agreement had been reached between the parties.

During December 1998 the Company received notice from the Lender's counsel that the Lender had not executed the Amendments, did not intend to do so at that time and that it demanded numerous additional conditions placed upon its acceptance of the Amendments. Until receipt of this notice, the Company had not been aware that this was the Lender's position with respect to the Amendments. After considering carefully its options and bearing in mind the best interests of the Company, the Company notified the Lender on January 22, 1999 that the Company revoked the offer to amend that had been manifested by its own execution of the Amendment.

On February 17, 1999 the Company received a letter from the Lender's counsel demanding payment of the Debenture principal and all accrued interest by February 22, 1999. Under the terms of the Company's senior bank loan no such payment on the Debentures is allowed and no payment was made. The Company has received notice that on February 25, 1999 the Lender filed suit in the Superior Court of the State of Massachusetts claiming a breach of the December 19, 1995 Debenture agreement based on the alleged events described in paragraph two above. The complaint asks for payment of the entire principal balance, accrued interest, default interest, costs and expenses. The Company has until April 2, 1999 to answer the complaint and expects to make a proposal to the Lender for modifying the Debenture terms before that time.

In connection with the above events and in order to reserve its rights and remedies counsel for Silicon Valley Bank (the "Bank") notified the Company by letter dated March 16, 1999 that the Company was in default under the terms of its senior bank loan which matured February 28, 1999. The Company and the Bank have met to discuss a new loan agreement but no such agreement has been reached. The Bank has not taken any other action with respect to collecting the loan.


                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       Datamarine International, Inc.
                                       (Registrant)


Date:  March 26, 1999                  /S/ JAN KALLSHIAN
                                       Jan Kallshian
                                       Chief Financial Officer